EXHIBIT 4.2

Option Certificate No. [year-##]

Stock Option Certificate to Purchase [number] Common Shares

     This certificate evidences the agreement, dated as of                      (hereinafter the “Grant Date”), by and between Nam Tai Electronics, Inc., a British Virgin Islands international business company with its principal office 15/F., China Merchants Tower Shun Tak Centre 168-200 Connaught Road Central, Hong Kong (hereinafter called the “Company”), party of the first part, and,

     [Full name of employee] of [address](hereinafter called “Optionee”), a party of the second part;

     WITNESSETH

     Whereas, the Company has adopted the 2001 Employees Stock Option Plan of Nam Tai Electronics, Inc. (the “Plan”) to permit options to be granted to certain employees, directors, and key advisors of the Company and its subsidiaries (hereinafter call the “Employer Corporation”) to purchase Common Shares of the Company; and

     Whereas, the Optionee is employed or retained by the Employer Corporation in a key capacity, and the Company wishes to recognize his past performance and contribution to the Company and desires him to remain in such employ, and to secure or increase his stock ownership in the Company in order to increase his incentive and personal interest in the welfare of the Employer Corporation;

     Now, therefore, in consideration of the premises and of the covenants and agreements herein set forth, the parties hereby mutually covenant and agree as follows:

     1. Subject to the terms and conditions set forth herein the Company grants to;

     [Full name of employee],

     the registered holder hereof the right to purchase from Nam Tai Electronics, Inc. Common Shares of the Company at the purchase price per Common Share of $xx.xx (the “Option Price”) at any time between the Commencement Date as set forth in paragraph 3 and before the Expiration Date set forth in paragraph 6

     [number] Common Shares of the Company.

     2. The Option Price to be paid for the optioned shares shall be [option price written out] (US$xx.xx) which is the closing trade price on the grant date.

     3. The option granted hereby may be exercised by the Optionee at any time before the Expiration Date as provided in paragraph 6 below.

     4. The Options evidenced hereby may be exercised in whole or in part (partial exercise may be in minimum increments of 1,000 shares) by presentation of this Option Certificate to the Corporate Secretary of the Company at 1790 - 999 West Hastings Street, Vancouver, BC, Canada V6C 2W2, specifying the number of shares in respect of which the option is being exercised, accompanied by payment for such shares by certified check or bank draft to the order of the Company. Such shares, upon payment of the purchase price, shall be fully paid and nonassessable.

     5. The option herein granted shall not be transferable by the Optionee otherwise than by will or the laws of descent and distribution, and may be exercised during the life of the Optionee only by the Optionee.

     6. The option granted hereunder shall expire and become unexercisable at the close of trading on [Expiry date not to exceed ten years].

     7. Adjustments in optioned shares and option price herein provided shall be made in the event of share splits, share dividends, of any other event specified in the 2001 Employees Stock Option Plan.

     8. As to all optioned shares (or any stock issued as a stock dividend thereon or any securities issued in lieu thereof or in substitution therefor), purchased by the Optionee or his personal representative upon the exercise of any portion of the option herein granted, the Board of directors of the Company, in its sole discretion, may require that the Optionee or his personal representative, as the case may be, agree to any of the following conditions:

          (a)  That they sign an investment letter to the effect that they are taking said shares for investment and not for resale.

          (b)  That they will comply with such restrictions as may be necessary to satisfy the requirements of the Securities Act of 1933.

     9. The Optionee shall not be deemed for any purposes to be a shareholder of the Company with respect to any of the optioned shares except to the extent that the option herein granted shall have been exercised with respect thereto and a stock certificate issued therefor.

     10. The existence of the option herein granted shall not affect in any way the right or power of the Company or its shareholders to make or authorize any or all adjustments, recapitalization, reorganizations or other changes in the Company’s capital structure or its business, or any merger or consolidation of the Company, or any issue of bonds, debentures, preferred or prior preference stock ahead of or affecting the common stock of the Company or the rights thereof, or dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding whether of a similar character or otherwise.

     11. As a condition of the granting of the option herein granted, the Optionee agrees, for himself and his personal representative, that any dispute or disagreement which may arise under or as a result of or pursuant to this agreement shall be determined by the Board of directors of the Company in his sole discretion based on the Company’s copy of this agreement, and that any interpretation by the board of directors of the Company of the terms of this agreement shall be final, binding and conclusive.

     12. If, at any time, the Board of directors of the Company shall determine, in its discretion, that the listing, registration or qualification of the shares covered by the option upon any securities exchange or under any state or federal law is necessary or desirable as a condition of or in connection with the purchase of shares thereunder, the option may not be exercised, in whole or in part, unless and until such listing, registration or qualification shall have been effected free of any conditions not acceptable to the Board of directors of the Company.

     13. Nothing in this agreement shall be construed to confer upon the Optionee any right to continued employment, or other arrangement with the employer corporation or to restrict in any way the right of the employer corporation to terminate his or her employment or arrangement. Optionee acknowledges that the option evidenced hereby is being granted to recognize and reward his past performance and contribution to the Company and to encourage such Optionee to secure or increase on reasonable terms his or her stock ownership in the Company.

     In witness whereof, the Company has caused this instrument to be exercised by its duly authorized officers. NAM TAI ELECTRONIC, INC.

NAM TAI ELECTRONIC, INC.

By:

	Tadao Murakami Nam Tai Compensation Committee	Shigeru Takizawa Nam Tai Compensation Committee